Flex Pharma Reports Second Quarter 2015 Financial Results
Conference Call Scheduled Today at 9:00 a.m. ET

August 5, 2015

Boston, MA - Flex Pharma, Inc. (NASDAQ: FLKS), a biotechnology company that is developing innovative and proprietary treatments for exercise-associated muscle cramps, nocturnal leg cramps, and spasms associated with severe neuromuscular conditions, today reported financial results for the quarter ended June 30, 2015, and provided an update on its clinical development and corporate activities.

“Based on the novel discovery by our scientific co-founders, we are working to define the impact of chemical neuro-stimulation on reducing cramps and spasms in several important settings. We have made significant progress this quarter in both the development of our clinical candidates as well as in the preparation for our consumer launch,” stated Christoph Westphal, M.D., Ph.D., Chairman and Chief Executive Officer of Flex Pharma. “We are excited to launch our consumer product leveraging our recent data in a real-world setting with athletes, which we believe is the first time any consumer beverage has shown a statistically significant reduction of naturally occurring muscle cramps in athletes. We expect to begin commercializing in the first half of 2016.”

Second Quarter and Recent Business Highlights

•	Advanced scientific and clinical efforts

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The Company’s scientific abstracts have been accepted for presentation at the 31st Congress of the European Committee for Treatment and Research of Multiple Sclerosis (October 7-10, 2015) and the 45th Annual Meeting of the Society for Neuroscience (October 17-21, 2015).

◦	The Company advanced its clinical efforts and expects to nominate a clinical drug candidate consisting of one or two highly pure, GMP synthesized, potent TRP activators.

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Enrollment is on track in the human proof-of-concept study initiated in April for nocturnal leg cramps (NLC) with the Company's proprietary formulation. Nocturnal leg cramps can cause severe pain, interrupted sleep, reduced quality of life and interference with activities of daily living. The randomized, blinded, placebo-controlled, cross-over study is expected to enroll at least 40 subjects who experience NLC at least four nights per week.

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Dr. Bruce Bean, Flex Pharma Scientific Co-founder and Scientific Advisory Board Co-Chair, presented the Company’s human proof-of-concept data in an oral platform presentation at the AAN 67th Annual Meeting held in Washington, D.C. The abstract, titled “Orally-administered TRPV1 and TRPA1 activators inhibit electrically-induced muscle cramps in normal healthy volunteers,” was presented on Tuesday, April 21, 2015.

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In April, Nature published the co-crystal structure of the TRPA1 target in the paper titled “Structure of the TRPA1 ion channel suggests regulatory mechanisms.” The TRPV1 co-crystal structure was published by Nature in December 2013 (TRPV1 structures in distinct conformations reveal activation mechanisms).

•	Consumer Product

◦	The Company has initiated pre-launch activities for its cornerstone consumer product in Boston, Boulder, and Los Angeles, and expects to launch in the first half of 2016.

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In July, the Company announced positive results in an initial study of athletes participating in high intensity sports. The study showed statistically significant results (p<0.01 by Poisson regression), demonstrating that Flex Pharma’s proprietary treatment reduced muscle cramps during a two week workout period by more than 50% when compared to the prior two week baseline observation period. The study also demonstrated a trend towards a reduction in cramp duration.

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As part of the campaign to educate endurance athletes, professional sports teams, coaches, and trainers about Dr. Rod MacKinnon's breakthrough discovery, the Company launched the website ItsTheNerve.com in early June.

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In May, the Company announced that its proprietary formulation earned certification from NSF International's Certified for Sport® program. NSF's Certified for Sport® program certifies ingredients and tests products to ensure they do not contain contaminants or banned or prohibited substances. The MLB, MLB Player's Association, NFL, NFL Player's Association, PGA, LPGA and the CCES (Canadian Centre for Ethics in Sport) have all chosen NSF's Certified for Sport® program.

•	Expanded Directors and Advisors

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Alfred Sandrock, Jr., M.D., Ph.D., Chief Medical Officer of Biogen (NASDAQ: BIIB), joined our Scientific Advisory Board. Dr. Sandrock is Biogen’s Group Senior Vice President of Development Sciences and Chief Medical Officer. At Biogen, Dr. Sandrock has been responsible for the clinical development and approval of Tysabri®, Plegridy®, Tecfidera®, Alprolix®, and Eloctate®.

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John Winkelman, M.D., Ph.D., Chief of the Sleep Disorders Clinical Research Program at Massachusetts General Hospital, joined our Scientific Advisory Board. Dr. Winkelman is an Associate Professor of Psychiatry at Harvard Medical School. Dr. Winkelman's clinical research has included clinical trials in sleep-related movement disorders, particularly extensive involvement in the development of approved agents for restless legs syndrome.

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Jeffrey D. Capello, former Chief Financial Officer of Ortho-Clinical Diagnostics, Inc., joined our Board of Directors and serves as Chair of the Audit Committee. Prior to his role at Ortho-Clinical Diagnostics, Mr. Capello served as Chief Financial Officer and Executive Vice President of Boston Scientific (NYSE: BSX) from 2010 to 2013.

•	Corporate

◦	On June 1, the Company's management and its co-founders hosted the NASDAQ Stock Market Closing Bell ceremony at the NASDAQ MarketSite in Times Square.

◦	On April 1, Flex Pharma, Inc. (FLKS) was added to the Russell 3000, Russell 2000, and Russell Microcap Indices as part of Russell Investments' first quarter 2015 IPO additions.

Second Quarter 2015 Financial Results

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Cash Position: Flex Pharma had cash and cash equivalents of $106.0 million as of June 30, 2015 compared to cash of $110.5 million as of March 31, 2015, a decrease of $4.5 million, which the Company used to fund its operations. Based on its current cash position and assuming no revenues from product sales and no outside support via partnering deals, the Company expects to have sufficient capital to fund its operations until the middle of 2018.

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R&D Expense: Research and development expense for the three months ended June 30, 2015 was $3.2 million, compared to $1.1 million for the three months ended June 30, 2014. Research and development expense for the second quarter of 2015 primarily included increased costs associated with the Company’s clinical studies and research of its proprietary treatment, as well as higher personnel costs (including salaries and stock-based compensation costs) due to an increased workforce.

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G&A Expense: General and administrative expense for the three months ended June 30, 2015 was $3.9 million, compared to $1.1 million for the three months ended June 30, 2014. General and administrative expense for this period primarily included higher personnel costs (including salaries and stock-based compensation costs) due to an increased workforce, costs related to developing the Company’s consumer brand and cornerstone product, including pre-launch activities, and increased external consulting costs and professional service fees.

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Net Loss: Net loss for the three months ended June 30, 2015 was ($7.1) million, or ($0.47) per share. Included in the loss for the quarter was $1.6 million of stock-based compensation expense. The net loss for the second quarter of 2015 was primarily driven by the Company’s operating expenses related to its research and development efforts, costs associated with the development of the Company’s consumer brand and cornerstone product, and general and administrative costs.

Upcoming Events and Presentations

•	Rodman & Renshaw 17th Annual Global Investment Conference, September 8-10, 2015 in New York, NY

•	31st Congress of the European Committee for Treatment and Research of Multiple Sclerosis, October 8, 2015 in Barcelona, Spain

•	45th Annual Meeting of the Society for Neuroscience, October 20, 2015 in Chicago, IL

Conference Call and Webcast
The Company will host a conference call and webcast today at 9:00 a.m. ET to provide an update on the Company and discuss second quarter 2015 financial results. To access the conference call, please dial (855) 780-7202 (U.S. and Canada) or (631) 485-4874 (International) five minutes prior to the start time.
A live webcast may be accessed in the Investors section of the Company’s website at www.flex-pharma.com. Please log on to the Flex Pharma website approximately 15 minutes prior to the scheduled webcast to ensure adequate time for any software downloads that may be required. A replay of the webcast will be available on Flex Pharma’s website for three months.

About Flex Pharma
Flex Pharma, Inc. is a biotechnology company that is developing innovative and proprietary treatments for exercise-associated muscle cramps, nocturnal leg cramps, and spasms associated with severe neuromuscular conditions. In three randomized, blinded, placebo-controlled, cross-over studies, Flex Pharma's proprietary treatment has shown a statistically significant reduction in the intensity of muscle cramps in healthy normal volunteers. In addition, the proprietary treatment has been demonstrated to prevent muscle cramps in an initial study of athletes participating in high intensity sports.

Individuals can follow the Company on twitter (@flexpharma) and the Company's website (http://ir.flex-pharma.com/) to see the latest progress of the Company's pre-launch activities for its consumer product to prevent and treat exercise-associated muscle cramps.

Flex Pharma was founded by National Academy of Sciences members Rod MacKinnon, M.D. (2003 Nobel Laureate), and Bruce Bean, Ph.D., recognized leaders in the fields of ion channels and neurobiology, along with Chairman and Chief Executive Officer Christoph Westphal, M.D., Ph.D.

Forward-Looking Statements
This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our expectations regarding the identification of a drug product candidate, the design and timing of ongoing and anticipated clinical studies, our expectations regarding the availability of our capital resources, and our plans to develop and commercialize our consumer products. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation: the status, timing, costs, results and interpretation of our clinical studies; the uncertainties inherent in conducting clinical studies; results from our ongoing and planned preclinical development; expectations of our ability to make regulatory filings and obtain and maintain regulatory approvals, our ability to develop and commercialize our consumer products; anticipated positioning and product attributes of our consumer products; results of early clinical studies as indicative of the results of future trials; availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements; other matters that could affect the availability or commercial potential of our consumer or drug product candidates; the inherent uncertainties associated with intellectual property; and other factors discussed in greater detail under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the Securities and Exchange Commission (SEC). You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

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Contact:
Elizabeth Woo
SVP, Investor Relations & Corporate Communications
Flex Pharma, Inc.
irdept@flex-pharma.com
617-874-1829
- Financial Tables to Follow -

Flex Pharma, Inc.
Unaudited Selected Consolidated Balance Sheet Information
(in thousands)
	June 30, 2015	December 31, 2014
Cash and cash equivalents	$106,012	$33,854
Prepaid expenses and other current assets	810	370
Property and equipment, net	119	85
Other assets	262	1,302
Total assets	$107,203	$35,611

Accounts payable and accrued expenses	$2,042	$995
Other liabilities	515	123
Convertible preferred stock	-	41,031
Stockholders’ equity (deficit)	104,646	(6,538)
Total liabilities and stockholders’ equity (deficit)	$107,203	$35,611

Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
	Three Months Ended June 30, 2015	Three Months Ended June 30, 2014	Six Months Ended June 30, 2015	Period from Inception to June 30, 2014
Operating expenses:
Research and development	$3,190	$1,100	$5,995	$1,130
General and administrative	3,904	1,093	7,121	1,155
Total operating expenses	7,094	2,193	13,116	2,285

Loss from operations	(7,094)	(2,193)	(13,116)	(2,285)
Interest income, net	16	3	20	3
Net loss	$(7,078)	$(2,190)	$(13,096)	$(2,282)

Net loss per share–basic and diluted	$(0.47)	$(1.42)	$(1.04)	$(1.53)

Weighted-average number of common shares outstanding (1)	15,035	1,539	12,621	1,493

(1)
As of June 30, 2015, the Company had issued approximately 5.4 million shares of restricted stock that are subject to vesting. Of these shares, approximately 2.7 million shares had vested as of June 30, 2015 and are outstanding for purposes of computing weighted-average shares outstanding. The remaining shares will be included in the weighted average shares outstanding calculation as such shares vest. Approximately 5.5 million shares issued by the Company in its IPO in February of 2015 are considered outstanding for the weighted-average shares calculation at the date of issuance and approximately 7.0 million shares of common stock issued upon conversion of all outstanding shares of preferred stock are included in weighted-average shares outstanding from the date of the closing of the IPO.